UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    December 17, 2012

Lucas Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-32508	20-2660243
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3555 Timmons Lane, Suite 1550, Houston, Texas	77027
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (713) 528-1881

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously reported in Lucas Energy, Inc.’s (the “Company’s”) Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 14, 2012, effective December 12, 2012, the Company’s prior Chief Executive Officer and President, William A. Sawyer resigned and Anthony C. Schnur was appointed as Chief Executive Officer to fill the vacancy left by Mr. Sawyer’s resignation.

Immediately upon the change in management, our new management, including Mr. Schnur, began a review and audit of the Company’s financial affairs, liabilities and pending legal proceedings.  In connection with such examination, the Company’s new management became aware of several items which they were not previously aware of and which have not been previously publicly reported.  These include the items described below under “Item 8.01 Other Events” and the following information:

On October 13, 2011, the Company entered into a purchase and sale agreement with Nordic Oil USA I, LP (“Nordic”), whereby effective July 1, 2011, the Company purchased all of Nordic’s right, title and interest in certain oil, gas and mineral leases located in Gonzales, Karnes and Wilson Counties, Texas.  The property interests acquired represented all of Nordic's interests in the LEI 2009 II and III Capital Programs.  Pursuant to the agreement, the closing of the Nordic transaction was deferred until the transaction was ratified by Nordic's shareholders.   Lucas was informed by Nordic that its shareholders had ratified the transaction and the transaction officially closed on November 18, 2011.

The Company agreed to pay Nordic $22 million, payable in the form of a senior secured promissory note (with recourse only to the properties acquired), which accrued interest at the rate of 6% per annum (the “Nordic Note”), the payment of which was secured by a Deed of Trust, Security Agreement, Financing Statement and Assignment of Production on the property acquired (the “Deed of Trust”).  The Nordic Note was due and payable on November 17, 2012.

The Company failed to pay the Nordic Note on November 17, 2012, and began negotiations with Nordic at that time regarding potentially extending the due date of such note or returning the properties acquired in exchange for the forgiveness of the note.

The Company failed to enter into any definitive agreements with Nordic, and on December 5, 2012, Nordic sent the Company a letter demanding payment in full of the Nordic Note, which the Company was unable to timely pay.

On December 10, 2012, Nordic filed a lawsuit against the Company in the District Court of Harris County, Texas (Cause No. 2012 72620), pursuant to which Nordic made claims for the payment of the principal balance of the Nordic Note ($22 million) and accrued interest thereon ($1.29 million as of September 30, 2012), plus attorney’s fees in the amount of 10% of the principal and interest then owing on the note (as allowed pursuant to the terms of the Nordic Note), requested a judicial foreclosure on the Deed of Trust, and sought damages for breach of contract and attorney’s fees.  The Company’s new management plans to attempt to reopen discussions with Nordic with the goal of avoiding prolonged litigation and seeking to settle the matters disputed, which may include, but not be limited to, the Company returning to Nordic, the properties acquired.

Item 8.01 Other Events.

On August 13, 2012, Seidler Oil & Gas, L.P. (“Seidler”) filed a lawsuit against the Company in the District Court for the 25th Judicial District of Texas, located in Gonzales County, Texas (Cause No. 25,052).  The lawsuit, which includes claims against the Company, its former Chief Executive Officer, Mr. Sawyer and its former Chief Financial Officer, K. Andrew Lai, seeks damages in connection with the Company’s Hagen Ranch #4H and #5H wells, and alleges causes of action including breach of contract, breach of fiduciary duty, fraud, violations of the Texas Securities Act and further seeks exemplary damages and interest and attorney’s fees.  The total dollar value of damages sought by Seidler is not currently known.

The Company believes that Seidler’s claims lack merit and the Company has various counter claims against Seidler and the Company plans to defend against the claims vigorously.

On October 5, 2012, Knight Capital Americas LLC (as successor in interest to Knight Capital America, L.P. (“Knight”)), filed suit against the Company in the Supreme Court of the State of New York, County of New York (Index No. 157012/2012).  The Company previously engaged Knight as a broker/dealer in connection with a proposed fund raise.  The suit alleges causes of actions for breach of contract, unjust enrichment, breach of implied covenants, tortious interference and seeks declaratory relief in connection with the Company allegedly failing to pay Knight fees in connection with its right of first refusal to provide broker/dealer services in connection with a subsequently completed fund raise undertaken by the Company.   The Company believes that Knight’s claims are without merit and the Company plans to defend against the claims vigorously.

Finally, in addition to the lawsuit filed by Nordic as described under Item 2.04, above, and the outstanding matters with Knight and Seidler (as described above), the Company also has other non-related pending legal proceedings relating to the Company’s day-to-day oil and gas operations, which claims are seeking damages related to outstanding payables which the Company is actively working to resolve.

Item 9.01 Financial Statements And Exhibits.

EXHIBIT NO.	DESCRIPTION

99.1*	Press Release

* Filed herewith

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUCAS ENERGY, INC.

By: /s/ Anthony C. Schnur
Name: Anthony C. Schnur
Title: Chief Executive Officer

Date: December 17, 2012

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

99.1*	Press Release

* Filed herewith